FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2020

BIOADAPTIVES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54949	46-2592228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Regatta Drive, Suite 102

Las Vegas, Nevada 89128

(Address of Principal Executive Office) (Zip Code)

(702) 659-8829

Registrant's telephone number, including area code:

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS.

Delayed First Quarter Form 10-Q Report

BioAdaptives, Inc. (the “Company”) is filing this current report on Form 8-K to avail itself of an extension to file its Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Quarterly Report”), originally due on May 15, 2020, relying on an order issued by the Securities and Exchange Commission (the “SEC”) on March 25, 2020, pursuant to Section 36 of the Securities Exchange Act of 1934, as amended [Release No. 34-88465] (the “Order”), regarding exemptions granted to certain public companies.

The Company continues to prioritize the health and safety of our employees, customers, partners and affiliates over and above all other considerations during the COVID-19 pandemic. We have been following the recommendations of local health authorities to minimize exposure risk for employees over the past several weeks. We will continue to closely monitor reports from government and healthcare leaders across the globe and work with colleagues in the business community to minimize the spread and impact of the virus.

All of our business operations are conducted from facilities in Las Vegas, Nevada, where non-essential business activities remain restricted. As previously reported, we have temporarily closed our offices and are having employees work remotely to the extent possible. To the extent required to maintain our limited supply chain and order fulfilment obligations we have retained employees – practicing social distancing and using appropriate PPE – sufficient to satisfy our customer’s requirements.

The Company’s books and records are still not easily accessible to our out-of-state senior personnel responsible for Continuous Disclosure filings, resulting in delays in preparation and completion of financial statements and reports. As should be apparent from our most recent Annual Report, our responsible officers are in seasoned age cohorts deemed most at-risk for adverse consequences from contracting COVID-19. While none of them suffer from health issues requiring special disclosure, caution seems appropriate, especially in light of the Commission’s provision of an extension to all affected issuers.

As such, the Company will be relying on the 45-day extension period provided by the SEC’s Order to delay filing its Quarterly Report to on or before June 25, 2020, 45 days after the original due date.

Business Risks and Disruption

We face business disruption and related risks resulting from the outbreak of COVID-19 that could have a material adverse effect on our business and results of operations. Our operations and facilities, including our pharmaceutical manufacturing sub-contractors, are based in Las Vegas, Nevada, which has shut-down all non-essential businesses. Many of the whole plant- and algal-based compounds employed in our products are sourced from outside of the U.S., and certain of our U.S.-based suppliers are in areas especially affected by the pandemic. As a result, our supply chain is uncertain and the availability and pricing of certain compounds may impact our ability to fulfill customer orders in a cost-effective manner. Apart from public health impact, most analysts anticipate an overall negative economic effect from this pandemic, which may affect our customers’ discretionary income.

The reactions of the international health community and U.S. and foreign governments to this pandemic have been significant and fast-moving and the follow-on effects with respect to financial markets are nearly impossible to predict. Volatility in U.S. and foreign stock markets reflect the uncertainty associated with the effect and duration of a slow-down in the world’s economies. We continuously assess our business operations and system supports and the impact this pandemic may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our nutraceutical/health and wellness sector in particular.

Our target market includes seasoned citizens, who are especially at-risk for negative health outcomes and death from COVID-19, and their companion canines. Although unlikely to be material, the impact on our target market from this pandemic could be disproportionate as compared to the general population. Our target market also includes equine and canine competitors; social gatherings for competitions may be limited for some period, which could impact these business lines. A small but significant portion of our target market is international; travel and shipments from the U.S. may be impacted.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BioAdaptives, Inc.

May 11, 2020	By:	/s/ Edward E. Jacobs, Jr.
Edward E. Jacobs, Jr.,
CEO

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